Exhibit 99.1

First Bancorp to Acquire ASB Bancorp, Inc.

Company Release - 05/01/2017

SOUTHERN PINES and ASHEVILLE, N.C., May 1, 2017 /PRNewswire/ -- First Bancorp (Nasdaq: FBNC), the parent company of First Bank, announced today the signing of a definitive merger agreement under which First Bancorp will acquire ASB Bancorp, Inc. (Nasdaq: ASBB), the parent company of Asheville Savings Bank, SSB, in a cash and stock transaction with a total current value of approximately $175 million, or $43.12 per share based on First Bancorp’s closing share price on April 28, 2017. With over $5 billion in pro forma assets and more than 100 branches, this transaction will solidify First Bank’s position as the leading community bank in North Carolina.

The merger agreement has been unanimously approved by the boards of directors of each company.  The transaction is expected to close in the fourth quarter of 2017 and is subject to customary conditions, including regulatory approvals and approval by ASB Bancorp’s shareholders. Subject to the terms of the merger agreement, ASB Bancorp shareholders will receive 1.44 shares of First Bancorp's common stock or $41.90 in cash, or a combination thereof, for each share of ASB Bancorp common stock. The total consideration will be prorated as necessary to ensure that 90% of the total outstanding shares of ASB Bancorp common stock will be exchanged for First Bancorp common stock and 10% of the total outstanding shares of ASB Bancorp common stock will be exchanged for cash, provided that the maximum number of shares of First Bancorp common stock to be issued in exchange for ASB Bancorp common stock will not exceed 19.9% of the number of shares of First Bancorp common stock issued and outstanding immediately before the closing of the merger.

Asheville Savings Bank currently operates 13 banking locations in the Asheville, Marion and Brevard MSAs. Asheville Savings Bank reported assets of $803 million, gross loans of $606 million and deposits of $682 million as of March 31, 2017.  The acquisition complements First Bank's existing three branches in the Asheville market.

“We are very excited to be partnering with Asheville Savings Bank and increasing our footprint in the attractive Asheville market,” said Richard Moore, Chief Executive Officer of First Bancorp. “Like First Bank, Asheville Savings Bank was also organized in the mid-1930’s and has the same long history of service to its customers, its communities and its shareholders. More importantly, the organizational values of Asheville Savings Bank, and its people, align very well with those of First Bank. We are also pleased that Suzanne S. DeFerie, President & Chief Executive Officer of ASB Bancorp, will join First Bancorp as a board member and in a market leadership capacity."

Upon completion of the acquisition, the combined company will have approximately $5.2 billion in assets, $3.9 billion in loans and $4.3 billion in deposits. This transaction represents a strategic and financially attractive combination for both companies' shareholders and will solidify First Bank's position as one of the top community banks in North Carolina.

"We are proud to become part of a long standing, community banking focused organization. The combination provides strong value and potential upside for our shareholders going forward," said Ms. DeFerie, "The combination also provides valuable additional products and services for our customers, an expanded branch network, and new opportunities for our employees as part of a larger organization."

RBC Capital Markets, LLC served as exclusive financial advisor to First Bancorp and Brooks Pierce McLendon Humphrey & Leonard LLP provided legal counsel.  Keefe, Bruyette & Woods, Inc. served as exclusive financial advisor to ASB Bancorp and Nelson Mullins Riley & Scarborough, LLP served as legal counsel.

INVESTOR PRESENTATION

Further information on the terms of this transaction will be included in Form 8-Ks to be filed by First Bancorp and ASB Bancorp with the Securities and Exchange Commission (the "SEC").

First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $4.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 95 branches in North Carolina and South Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.localfirstbank.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC".

ASB Bancorp, Inc.

ASB Bancorp is the holding company for Asheville Savings Bank (the “Bank”). The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2016 #1 Best Overall Bank, #1 Best Mortgage Company, #1 Best Bank Services for Small Business and #1 Best Business That Gives Back To The Community by the readers of the Mountain Xpress newspaper in Western North Carolina.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving First Bancorp's and ASB Bancorp's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the combination of First Bancorp and ASB Bancorp, including future financial and operating results, expected cost savings, expected impact on future earnings, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and you are cautioned not to place undue reliance on any forward-looking statements. We assume no duty to update forward-looking statements.

In addition to factors previously disclosed in First Bancorp’s and ASB Bancorp's reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by ASB Bancorp’s shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the First Bancorp and ASB Bancorp businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve and legislative and regulatory actions and reforms.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication is being made in respect of the proposed transaction involving First Bancorp and ASB Bancorp. This material is not a solicitation of any vote or approval of ASB Bancorp's shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and ASB Bancorp may send in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of ASB Bancorp and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of First Bancorp's and ASB Bancorp's public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The proxy statement/prospectus will be mailed to ASB Bancorp's shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF ASB BANCORP ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and ASB Bancorp at the SEC's website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at http://www.localfirstbank.com and by ASB Bancorp on its website at www.ashevillesavingsbank.com

First Bancorp, ASB Bancorp and certain of their respective directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of ASB Bancorp's shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp's 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 27, 2017. Information about the directors and executive officers of ASB Bancorp and their ownership of ASB Bancorp common stock is set forth in the proxy statement for ASB Bancorp’s 2017 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 5, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

SOURCE: First Bancorp and ASB Bancorp, Inc.